CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
of Horizon Bancorporation, Inc.

We consent to the use in this Registration Statement on Form SB-2 of our report dated March 25, 2003, relating to the consolidated balance sheets of Horizon Bancorporation, Inc. and subsidiary as of December 31, 2002 and 2001 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002, and to the reference to our firm under the caption "Experts" in the prospectus.

/S/ Francis & Co., CPAs

Atlanta, Georgia
April 17, 2003